AMENDED AND RESTATED BY-LAWS
OF
HOLLYFRONTIER CORPORATION

EFFECTIVE AS OF FEBRUARY 19, 2014
ARTICLE I

OFFICES
The principal office of HollyFrontier Corporation (the “Corporation”) in the State of Delaware shall be in the City of Wilmington, County of New Castle, and the name of the resident agent in charge thereof is The Corporation Trust Company.
The Corporation may, in addition to its principal office in the State of Delaware, establish and maintain an office or offices at such other places as the Board of Directors of the Corporation (the “Board”) may from time to time deem necessary or desirable.
ARTICLE II
STOCKHOLDERS MEETINGS
Section 1.    Place of Meetings. The annual meeting of the stockholders for the election of directors and any special meetings of stockholders shall be held at such time and place as shall be stated in the notice of such meeting.
Section 2.    Annual Meetings. The annual meeting of the stockholders for the election of directors and for the transaction of any other business properly presented for action at such meeting shall be held on the second Thursday in May of each year or on such other day as may be fixed by resolution of the Board; provided, however, that if the Board deems it impracticable to hold the meeting on the date originally determined, such annual meeting shall be held as soon as practicable after such date on a date to be specified in a resolution of the Board.
An annual meeting may be adjourned by the Chairman (or other presiding officer at an annual meeting) for any reason (including, if the Chairman or other presiding officer determines that it would be in the best interests of the Corporation to extend the period of time for the solicitation of proxies) from time to time and place to place until the Chairman or other presiding officer shall determine that the business to be conducted at the meeting is completed, which determination shall be conclusive.
At an annual meeting, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting (i) by, or at the direction of, the Board or (ii) by any stockholder of the Corporation who complies with the notice procedures set forth in this Section 2 or, with respect to the election of directors, Article III, Section 12 of these By-Laws. For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation; provided, however, if no annual meeting was held in the previous year, or if the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, a stockholder’s notice must be received by the Secretary not less than 90 days nor more than 120 days prior to such annual meeting date or, if the public disclosure of such annual meeting is less than 100 days prior to the date of such annual meeting, a stockholder’s notice must be received by the Secretary no later than the seventh day following the day on which the public disclosure of the date of such meeting was made. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above. For purposes of these bylaws, “public disclosure” means the disclosure in a press release reported by the Business Wire, Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (such act, as amended, or any successor provision thereto, and the rules and regulations promulgated thereunder, the “Exchange Act”). A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting:

(i)
a brief description of the proposal desired to be brought before the annual meeting, including the complete text of any resolutions intended to be submitted at the annual meeting and the reasons for conducting such business at the annual meeting;

(ii)	the name and address, as they appear on the Corporation’s books, of the stockholder proposing such matter and any Stockholder Associated Person;

(iii)
the class and number of shares of the Corporation’s stock which are, directly or indirectly, held of record or beneficially owned by the stockholder on the date of such stockholder’s notice and by any Stockholder Associated Person on the date of such stockholder’s notice, the dates on which such stockholder or Stockholder Associated Person acquired such securities and documentary evidence of such record or beneficial ownership;

(iv)	any interest of the stockholder or any Stockholder Associated Person in such proposal;

(v)
a list of all of the derivative securities (as defined under Rule 16a-1 under the Exchange Act) and other derivatives or similar agreements or arrangements with an exercise or conversion privilege or a periodic or settlement payment or payments or mechanism at a price or in an amount or amounts related to any security of the Corporation or with a value derived or calculated in whole or in part from the value of the Corporation or any security of the Corporation, in each case, directly or indirectly held of record or beneficially owned by such stockholder or any Stockholder Associated Person and each other direct or indirect opportunity of such stockholder or any Stockholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of any security of the Corporation, in each case, regardless of whether (a) such interest conveys any voting rights in such security to such stockholder or Stockholder Associated Person, (b) such interest is required to be, or is capable of being, settled through delivery of such security or (c) such person may have entered into other transactions that hedge the economic effect of such interest (any such interest described in this clause (v) being a “Derivative Interest”);

(vi)
the name of each person with whom such stockholder or Stockholder Associated Person has any agreement, arrangement or understanding (whether written or oral) (a) for the purposes of acquiring, holding, voting (except pursuant to a revocable proxy given to such person in response to a public proxy or consent solicitation made generally by such person to all holders of shares of the Corporation) or disposing of any shares of capital stock of the Corporation, (b) to cooperate in obtaining, changing or influencing the control of the Corporation (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses), (c) with the effect or intent of increasing or decreasing the voting power of, or that contemplates any person voting together with, any such stockholder or Stockholder Associated Person with respect to any shares of the capital stock of the Corporation or any business proposed by the stockholder or (d) otherwise in connection with any business proposed by a stockholder and a description of each such agreement, arrangement or understanding (any agreement, arrangement or understanding described in this clause (vi) being a “Voting Agreement”);

(vii)
details of all other material interests of each stockholder or any Stockholder Associated Person in such proposal or any security of the Corporation (including, without limitation, any rights to dividends or performance related fees based on any increase or decrease in the value of such security or Derivative Interests) (collectively, “Other Interests”);

(viii)
a description of all economic terms of all such Derivative Interests, Voting Agreements or Other Interests and copies of all agreements and other documents (including, without limitation, master agreements, confirmations and all ancillary documents and the names and details of counterparties to, and brokers involved in, all such transactions) relating to each such Derivative Interest, Voting Agreement or Other Interest;

(ix)
a list of all transactions by such stockholder and any Stockholder Associated Person involving any securities of the Corporation or any Derivative Interests, Voting Agreements or Other Interests within the six month period prior to the date of the notice;

(x)
any other information relating to such stockholder and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to Regulation 14A of the Exchange Act; and

(xi)
a representation that the stockholder is a holder of record of capital stock of the Corporation entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business.

In addition, a stockholder seeking to submit such proposal at the meeting shall promptly provide any other information reasonably requested by the Corporation.
“Stockholder Associated Person” of any stockholder means:

(i)	any beneficial owner of shares of stock of the Corporation on whose behalf any proposal or nomination is made by such stockholder;

(ii)	any affiliates or associates of such stockholder or any beneficial owner described in clause (i); and

(iii)
each other person with whom any of the persons described in the foregoing clauses (i) and (ii) either is acting in concert with respect to the Corporation or has any agreement, arrangement or understanding (whether written or oral) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy given to such person in response to a public proxy solicitation made generally by such person to all stockholders entitled to vote at any meeting) or disposing of any capital stock of the Corporation or to cooperate in obtaining, changing or influencing the control of the Corporation (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses).

Except as otherwise provided by law, at any time following the Corporation’s receipt of a proposal, the Chairman (or other presiding officer at an annual meeting) shall have the power to determine whether any matter proposed to be brought before the annual meeting was proposed in accordance with the notice procedures set forth in this Section 2 and if any proposal is not in compliance with this Section 2, the Chairman (or such other presiding officer) may exclude such proposal from the annual meeting.
Notwithstanding the forgoing provisions of this Section 2, a stockholder who seeks to have any proposal included in the Corporation’s proxy materials shall comply with the requirements of Rule l4a-8 of Regulation 14A under the Exchange Act.
In the event a proposal is presented for action at such annual meeting which, in the opinion of the ranking executive officer of the Corporation attending such meeting, requires the giving of prior notice of such business to stockholders, no action shall be taken on such proposal at such meeting unless and until proof of timely and adequate notice of such proposal shall have been filed with and accepted by the ranking executive officer of the Corporation attending such meeting.
Section 3.    Special Meetings. Special meetings of the stockholders may be called by the Chief Executive Officer, and shall be called by the Chairman, the Chief Executive Officer, the President, a Vice President, the Secretary or an Assistant Secretary, at the request in writing of a majority of the Board, or of a majority of the Executive Committee, or of stockholders owning a majority of the outstanding shares having voting power. Such request shall state the purpose or purposes of the proposed meeting. At any special meeting of the stockholders, only such nominations or business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting.
Section 4.    Notice. Notice of all stockholders’ meetings stating the time and place, and, in the case of special meetings, the purpose or purposes for which the meeting is called, shall be delivered to each stockholder entitled to vote at such meeting not less than 30 nor more than 60 days before the meeting of stockholders is to be held, unless the stockholder’s meeting is called by the Chairman, the Chief Executive Officer, the President, a Vice President, the Secretary or an Assistant Secretary of the Corporation, at the request in writing of a majority of the Board, in which case such notice shall be delivered not less than 10 nor more than 60 days before the meeting of stockholders is to be held. If mailed, notice shall be directed to the stockholder at his last known post office address as the same appears on the stock records of the Corporation.
Section 5.    Proxies. At any meeting of the stockholders, each stockholder entitled to vote may vote either in person or by proxy, but no proxy shall be voted on after three years from its date, unless such proxy shall, on its face, name a longer period for which it is to remain in force. Each proxy either (a) shall be authorized in writing, subscribed by the stockholder or his duly authorized attorney, but need not be sealed, witnessed or acknowledged, and shall be filed with the Secretary at or before the meeting, or (b) shall be authorized by means of an electronic transmission as permitted by law and shall be filed in accordance with the procedure established for the meeting.
Section 6.    Quorum. At any annual or special meeting of stockholders a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall constitute a quorum, except as otherwise provided by law, but if at any meeting of the stockholders there be less than a quorum present, the stockholders present at such meeting may, without further notice, adjourn the same from time to time until a quorum shall attend, but no business shall be transacted at any such adjourned meeting except such as might have been lawfully transacted had the meeting not been adjourned.
Section 7.    Voting. Except as otherwise expressly required by statute, the Certificate of Incorporation or these By-Laws, each stockholder shall at each meeting of the stockholders be entitled to one vote in person or by proxy for each share of stock of the Corporation entitled to be voted thereat held by him and registered in his name on the books of the Corporation
(a)    on such date as may be fixed pursuant to Article VIII of these By-Laws as the record date for the determination of stockholders entitled to notice of and to vote at such meeting; or

(b)    in the event that no record date shall have been so fixed, on the date of such meeting; provided, however, that, except where a record date shall have been so fixed, no share of stock of the Corporation shall be voted at any election of directors which shall have been transferred on the books of the Corporation within 20 days prior to such election of directors.
The vote for directors and, upon the demand of any stockholder, the vote upon any question before the meeting shall be by ballot. Except as otherwise provided by law or the Certificate of Incorporation or these By-Laws, and except for the election of directors (which shall be governed by Article III, Section 7 of these By-Laws), each question properly presented to any meeting of stockholders shall be decided by a majority of the votes cast on the question entitled to vote thereon. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at any meeting of stockholders shall be announced at the meeting by the Chairman (or other presiding officer of the Corporation).
Section 8.    List of Stockholders. A complete list of the stockholders entitled to vote at the ensuing election, arranged in alphabetical order, with the residence of each, and the number of voting shares held by each, shall be prepared and filed in the office where the election is to be held at least 10 days before every election, and shall at all times during the usual hours for business during the said 10 days and during the whole time of said election be open to the examination of any stockholder.
Section 9.    Judges of Election. Whenever a vote at a meeting of stockholders shall be by ballot, the polls shall be opened and closed, the proxies and ballots shall be received, and all questions pertaining to the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided by two Judges of Election. Such Judges of Election shall be appointed by the Board before or at the meeting, or in default thereof, by the officer presiding at the meeting, and shall be sworn to the faithful performance of their duties. If any Judge of Election previously appointed shall fail to attend or refuse or be unable to serve, a substitute shall be appointed by the presiding officer.
Section 10.    Consent Notice. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board, and which date shall not be more than 10 days after the date on which the resolution fixing the record date is adopted by the Board. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary of the Corporation, request the Board to fix a record date. Such notice shall include the items required to be included in a stockholder notice delivered pursuant to the second paragraph of Article II, Section 2 or Article III, Section 12, as applicable (including, in the case of a proposed action by written consent to elect directors, the written questionnaire and representation and agreement required pursuant to the second paragraph of Article III, Section 12). The Board shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board within 10 days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings for stockholder meetings are recorded, to the attention of the Secretary of the Corporation. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board adopts a resolution taking such prior action.
ARTICLE III
DIRECTORS
Section 1.    Powers. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, the property, business and affairs of the Corporation shall be managed by the Board.
Section 2.    Number and Tenure. The Board shall consist of no less than 3 nor more than 14 members as the Board may determine from time to time by Resolution of the Board. Directors shall hold office until the next annual election and until their successors shall be duly elected and qualified. The Board shall keep full and fair records and accounts of its proceedings and transactions. Directors need not be stockholders.
Section 3.    Regular Meetings. The Board shall meet for the election of officers and for the transaction of any other business as soon as practicable after the annual meeting of stockholders. Other regular meetings of the Board may be held at such times and places as the Board may from time to time determine. No notice of any such annual or regular meeting of the Board need be given.
Section 4.    Special Meetings. Special meetings of the Board shall be called by the Secretary or any Assistant Secretary at the request of the Chairman, the Chief Executive Officer, the President or of any two directors. Notice of the time and place of any special meeting of the Board shall be mailed, postage prepaid, to each director at least 48 hours before the time at which the meeting is to be held, or shall be sent by confirmed facsimile transmission or other form of electronic communication, or be delivered personally or by telephone, at least 24 hours before the time at which such meeting is to be held. Notice of any special meeting need not be given to any director who shall waive notice thereof. Any meeting of the Board shall be a legal meeting without notice thereof having been given, if all the directors of the Corporation then holding office shall be present thereat.
Section 5.    Place of Meetings. Meetings of the Board may be held at such places in or out of the State of Delaware as may be fixed by the Board or designated in the notice of the meeting, except that the annual meeting of the Board, if held without notice, shall be held at the principal executive office of the Corporation.

Section 6.    Quorum. A majority of the Board, but not less than two directors, shall constitute a quorum for the transaction of business, but if, at any meeting of the Board, there be less than a quorum present, a majority of the directors present may, without further notice, adjourn the same from time to time until a quorum shall attend. A majority of such quorum shall decide any questions that may come before the meeting.
Section 7.    Required Vote for Directors. (a) Each director to be elected by stockholders shall be elected as such by the vote of the majority of the votes cast by stockholders at a meeting for the election of directors at which a quorum is present, except that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting. For purposes of this Article III, Section 7 a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. “Votes cast” includes votes “for” that director’s election plus votes to withhold authority with respect to that director’s election and excludes abstentions and broker non-votes with respect to that director’s election.
(b)    If a nominee for director who is an incumbent director is not reelected and no successor has been elected at such meeting, the director must promptly tender his or her resignation to the Chairman of the Board or the Secretary following the certification of the stockholder vote. The Nominating and Governance Committee shall consider the tendered resignation and recommend to the Board of Directors whether to accept or reject it. The Board of Directors shall act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, within 90 days following the certification of the stockholder vote. The Nominating and Governance Committee in making its recommendation, and the Board in making its decision, may consider any factors or other information that it considers appropriate and relevant. The director who failed to be elected as such by the vote of the majority of the votes cast by stockholders at a meeting for the election of directors at which a quorum is present shall not vote with respect to the recommendation of the Nominating and Governance Committee or the decision of the Board with respect to whether or not to accept his or her resignation.
Section 8.    Resignations. A director may resign at any time from the Board. A resignation from the Board must be delivered in writing to the Secretary and shall be deemed to take effect only upon its receipt by the Secretary of the Corporation unless otherwise specified therein.
Section 9.    Vacancies. Vacancies in the Board created on account of death, resignation, removal, disqualification or other causes, or resulting from an increase in the authorized number of directors, shall be filled by a majority of the directors then in office, although less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors shall be duly elected and qualified or until their earlier death,, resignation or removal; provided, however, that if the remaining directors shall constitute less than a majority of the whole Board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares of the capital stock of the Corporation at the time outstanding having the right to vote for directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by Section 211 of the General Corporation Law of the State of Delaware (the “DGCL”).
Section 10.    Removal. At any meeting of the stockholders called for the purpose any director may, by vote of stockholders entitled to cast a majority of the votes then entitled to vote in the election of directors, be removed from office with or without cause.
Section 11.    Compensation. Directors shall receive such compensation for their services as shall be fixed from time to time by resolution of the Board. Nothing in this Section shall be construed to preclude a director from serving the Corporation in any other capacity and receiving compensation therefore.
Section 12.    Nominees for Director. Nominations by stockholders of persons to be elected to the Board shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation (a) with respect to an election to be held at the annual meeting of the stockholders of the Corporation, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Corporation; provided, however, if no annual meeting was held in the previous year, or if the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, a stockholder’s notice must be received by the Secretary not less than 90 days nor more than 120 days prior to such annual meeting date or, if the public disclosure of such annual meeting is less than 100 days prior to the date of such annual meeting, a stockholder’s notice must be received by the Secretary no later than the seventh day following the day on which the public disclosure of the date of such meeting was made and (b) with respect to an election to be held at a special meeting of stockholders of the Corporation for the election of directors, not later than the close of business on the seventh day following the date on which notice of the date of the special meeting was mailed to stockholders of the Corporation or public disclosure of the date of the special meeting was made, whichever first occurs. Such stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)
as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected), and

(ii)	as to the stockholder giving the notice and, where referred to in subsections (i)-(xi) of the second paragraph of Article II, Section 2 or noted below, each Stockholder Associated Person:

(A)
the information that would have been required by subsections (i)-(xi) of the second paragraph of Article II, Section 2 if Article II, Section 2 were applicable to nominations of persons for election to the Board;

(B) any other information relating to such stockholder and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election (even if a contested election is not involved) pursuant to Regulation 14A of the Exchange Act;

(C)
a representation that the stockholder is a holder of record of capital stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

(D)
a representation as to whether the stockholder or any Stockholder Associated Person intends, or is part of a group that intends, to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the outstanding capital stock of the Corporation required to elect the nominee or (2) otherwise solicit proxies or votes from stockholders in support of such nomination.

To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 12) to the Secretary at the principal executive offices of the Corporation a written questionnaire (in the form provided by the Secretary upon written request) with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (x) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (y) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation. The Corporation may also require any proposed nominee to furnish such other information as may reasonably be required by the Corporation (i) to determine the eligibility of such proposed nominee to serve as a director of the Corporation, including with respect to qualifications established by any committee of the Board, (ii) to determine whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the Corporation, and (iii) that could be material to a reasonable stockholder's understanding of the independence and qualifications of such nominee.
In the event that a person is validly designated as a nominee to be elected to the Board in accordance with the procedures set forth in this Section 12 and thereafter becomes unable or unwilling to stand for election to the Board, the stockholder who proposed such nominee may designate a substitute nominee, if such substitute nominee is designated within and in accordance with the time limitations set forth in this Section 12, upon providing the information specified in clause (a) above with respect to such substitute nominee. Except as otherwise provided by law, at any time following the Corporation’s receipt of a nomination for director of the Corporation by a stockholder, the Chairman (or other presiding officer at an annual meeting) shall have the power to determine whether the proposed nomination was made in accordance with the notice procedures set forth in this Section 12, and if any nomination is not in compliance with this Section 12, the Chairman (or such other presiding officer) may refuse to acknowledge the nomination of any such person at the annual meeting. Notwithstanding the foregoing provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the Exchange Act, with respect to the matters set forth in this Section 12.
Section 13.    Board Action By Written Consent In Lieu of Meeting. Action required or permitted by applicable law, the Certificate of Incorporation or these By-Laws to be taken at a meeting of the Board may be taken without a meeting if the action is taken by all members of the Board. The action shall be evidenced by one or more written consents describing the action taken, signed, either manually, in facsimile or electronically, by each director, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this Section 13 is effective when the last director signs the consent, unless the consent specifies a different effective date.
Section 14.    Chairman; Vice Chairman. The Board may designate from among its members a Chairman, which person may be an Executive Chairman (as described in Article V, Section 2 of these By-Laws), and may also designate a Vice Chairman. The Chairman shall preside at all meetings of stockholders and of the Board, and shall advise and counsel the officers of the Corporation and shall have and perform such duties as usually devolve upon his role and such other duties as are prescribed by these By-Laws and by the Board. The Vice Chairman shall, in the absence of the Chairman, preside at all meetings of stockholders and of the Board, and exercise and discharge the responsibilities and duties of the Chairman. He or she shall have and perform such other duties as may be prescribed or assigned by the Board or the Chairman.
ARTICLE IV
COMMITTEES
Section 1.    Committees. The Board, by resolution passed by a majority of the Board, may designate one or more committees. Each such committee will consist of one or more directors and will have such lawfully delegable powers and duties as the Board may confer, except (1) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (2) adopting, amending or repealing any provision in these By-Laws or (3) such powers or duties the exercise of which, pursuant to the Certificate of Incorporation or these By-Laws, requires action by a majority of the Board. Any such committee designated by the Board will have such name as may be determined from time to time by resolution adopted by the Board.

Section 2.    Appointments of Committee Members. The members of each committee of the Board will serve in such capacity at the pleasure of the Board or as may be specified in any resolution from time to time adopted by the Board.
Section 3.    Quorum. Unless otherwise prescribed by the Board, a majority of the members of any committee of the Board will constitute a quorum for the transaction of business, and the act of a majority of the members present at a meeting at which there is a quorum will be the act of such committee.
Section 4.    Committee Meetings. Regular meetings of any committee may be held at such times and places as such committee may from time to time determine. No notice of any such regular meeting need be given. Special meetings of a committee shall be called by the Secretary or any Assistant Secretary at the request of the Chairman, the Chief Executive Officer, the chairman of the committee or of any two members of the committee. Notice of the time and place of any special meeting of a committee shall be mailed, postage prepaid, to each director at least 48 hours before the time at which the meeting is to be held, or shall be sent by confirmed facsimile transmission or other form of electronic communication, or be delivered personally or by telephone, at least 24 hours before the time at which such meeting is to be held. Notice of any special meeting need not be given to any committee member who shall waive notice thereof. Any meeting of a committee shall be a legal meeting without notice thereof having been given, if all committee members shall be present thereat. Each committee of the Board may prescribe such other rules and its method of procedure, subject to these By-Laws and any rules prescribed by the Board, and will keep a written record of all actions taken by the committee.
Section 5.    Compensation. The Board may establish the compensation for, and reimbursement of the expenses of, directors for membership on the board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services by directors to the Corporation or any of its subsidiaries.
ARTICLE V

OFFICERS
Section 1.    General. The officers of the Corporation may consist of an Executive Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, one or more Executive Vice Presidents, Senior Vice Presidents and)or Vice Presidents (some of whom may have particular authority and responsibilities as designated in their titles by the Board), a Secretary, a Controller, a Treasurer and such Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers or other subordinate officers as may from time to time be designated by the Board. One person may hold more than one office, and no officer (other than an Executive Chairman) need be a director. These said officers shall have all the usual powers and shall perform all of the usual duties incident to their respective offices and shall, in addition, perform such other duties as shall be assigned to them from time to time by the Board. In its discretion, the Board may leave unfilled any office, except that there shall always be either a Chief Executive Officer or a President of the Corporation.

Section 2.    Executive Chairman. If the Board designates the Chairman as the Executive Chairman, he or she shall be an officer of the Corporation. The Executive Chairman: (i) shall provide advice and counsel to the Chief Executive Officer, the President and other members of senior management in areas such as corporate and strategic planning and policy, acquisitions, major capital expenditures and other areas requested by the Board; (ii) may sign and execute any document, deed, paper, mortgage, bond, stock certificate, contract or other instrument or obligation in the name and on behalf of the Corporation, except in cases where the execution thereof shall be expressly delegated by the Board or by these By-Laws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and (iii) shall, in general, perform all duties as may be prescribed by these By-Laws or assigned to him or her by the Board from time to time.
Section 3.    Chief Executive Officer. Subject to the control of the Board, the Chief Executive Officer shall be responsible for the general management of the business of the Corporation and shall have supervisory authority over the general policies and business of the Corporation, and may sign and execute any document, deed, paper, mortgage, bond, stock certificate, contract or other instrument or obligation in the name and on behalf of the Corporation, except in cases where the execution thereof shall be expressly delegated by the Board or by these By-Laws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed, and shall exercise such other powers as the Board may from time to time direct. In the event that the positions of Chairman and Vice Chairman are unfilled, the Chief Executive Officer shall in addition have the authority and responsibilities of the Chairman.
Section 4.    President. The President shall, subject to the powers of supervision and control conferred upon the Chief Executive Officer, have all necessary powers to discharge such responsibility including the powers to sign and execute any document, deed, paper, mortgage, bond, stock certificate, contract or other instrument or obligation in the name and on behalf of the Corporation, except in cases where the execution thereof shall be expressly delegated by the Board or by these By-Laws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed, and such other powers as the Board may from time to time direct. In the event that the office of Chief Executive Officer is unfilled, the President shall in addition have the authority and responsibilities of the Chief Executive Officer as specified in Section 3 of this Article.
Section 5.    Chief Operating Officer. The Chief Operating Officer shall perform such duties as are customary for a chief operating officer to perform, including the powers to sign and execute any document, deed, paper, mortgage, bond, stock certificate, contract or other instrument or obligation in the name and on behalf of the Corporation, except in cases where the execution thereof shall be expressly delegated by the Board or by these By-Laws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed, and shall perform such other duties as from time to time may be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President.
Section 6.    Chief Financial Officer. The Chief Financial Officer shall perform such duties as are customary for a chief financial officer to perform, including the powers to sign and execute any document, deed, paper, mortgage, bond, stock certificate, contract or other instrument or obligation in the name and on behalf of the Corporation, except in cases where the execution thereof shall be expressly delegated by the Board or by these By-Laws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed, and shall perform such other duties as from time to time may be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President.
Section 7.    Executive and Senior Vice Presidents Vice Presidents. Each Executive Vice President, Senior Vice President and Vice President shall exercise general supervision and have executive control of such departments of the Corporation’s business, or perform such other executive duties as shall from time to time be assigned to him or her by the Board, the Chief Executive Officer or by the President. The Board shall have the power to designate particular areas of authority and responsibility of an Executive Vice President, Senior Vice President or Vice President and to indicate such designation in such officer’s title. In case of the absence or disability of the Chief Executive Officer and the President, each Executive Vice President and Senior Vice President (without regard to whether his or her title specifies particular areas of authority and responsibility) and each Vice President whose title does not designate specific areas of authority and responsibility shall be vested with all the powers of the Chief Executive Officer and the President in respect of the powers to sign and execute any document, deed, paper, mortgage, bond, stock certificate, contract or other instrument or obligation in the name and on behalf of the Corporation, except in cases where the execution thereof shall be expressly delegated by the Board or by these By-Laws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed. In the case of each Vice President whose title indicates one or more specific areas of authority and responsibility, such Vice President’s authority and responsibilities shall be limited to the area or areas designated in such Vice President’s title as specified by the Board.
Section 8.    Secretary. The Secretary shall keep the minutes of the meetings of the stockholders and of the Board and of the Executive Committee, in books provided for the purpose; he or she shall see that all notices are duly given in accordance with the provisions of these By-Laws, or as required by law; he or she shall be custodian of the records and of the corporate seals of the Corporation; he or she shall see that the corporate seal is affixed to all documents, the execution of which, on behalf of the Corporation, under its seal, is duly authorized, and when so affixed may attest the same; and, in general, he or she shall perform all duties incident to the office of a secretary of a corporation, and such other duties as from time to time may be assigned by the Board. The Secretary may sign, with the Chief Executive Officer, the President, the Chief Financial Officer or a Vice President, certificates of the stock of the Corporation. The Secretary shall be sworn to the faithful discharge of his duties.
Section 9.    Controller. The Controller shall report directly to the Chief Financial Officer, and shall have charge of the supervision of the accounting system of the Corporation, including the preparation and filing of all reports required by law to be made to any public authorities and officials. He or she shall perform such other duties as are usually associated with his office or as shall be assigned to him by the Board, the President or the Chief Financial Officer.
Section 10.    Treasurer. The Treasurer shall report directly to the Chief Financial Officer, and shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board; he shall render to the Chief Executive Officer, the Chief Financial Officer and to the Board, whenever requested, an account of the financial condition of the Corporation; he or she may sign, with the Chief Executive Officer, the President, the Chief Financial Officer or a Vice President, certificates of stock of the Corporation; and, in general, shall perform all the duties incident to the office of a treasurer of a corporation, and such other duties as may be assigned by the Board.
Section 11.    Assistant Officers. Each assistant officer shall perform such duties and have such responsibilities as may be delegated to him or her by the superior officer to whom he is made responsible, by designation of the Chief Executive Officer, or as the Board may prescribe. The Board may, from time to time, authorize any executive officer to appoint and remove assistant officers and prescribe the powers and duties thereof.
Section 12.    Officers Holding Two or More Offices. Any person may hold two or more offices except that the person holding the office of Secretary may not also hold the office of Chairman, Vice Chairman, Chief Executive Officer or President and no officer shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument be required by law, by the Certificate of Incorporation, or by these By-Laws, to be executed, acknowledged or verified by any two or more officers.
Section 13.    Voting of Other Stock. Unless specifically directed otherwise by resolution of the Board, each of the Chief Executive Officer and the President shall have full power and authority on behalf of the Corporation to vote the stock of any other corporation owned or held by the Corporation at any meeting of the stockholders of such other corporation, or to execute the written consent of this Corporation to any action that may be taken by the stockholders of such other corporation without a meeting.
Section 14.    Compensation. The Board shall have power to fix the compensation of all officers of the Corporation. It may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.
Section 15.    Removal. Any officer of the Corporation may be removed, with or without cause, by the Board at a meeting called for that purpose, or (except in case of an officer elected by the Board) by an officer upon whom such power of removal may have been conferred.
Section 16.    Indemnification. The Corporation shall indemnify any person (including the heirs, executors or administrators of such a person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with and to the fullest extent permitted by the DGCL as same may be amended from time to time, including the advancement of expenses incurred by the indemnified person in defending any such threatened, pending or completed action, suit or proceeding. To the extent the present or former spouse(s) of any party indemnified hereunder is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding solely by virtue of his or her marital relationship to such indemnified party, such spouse shall be indemnified hereunder to the fullest extent permitted by the DGCL as same may be amended from time to time. Except as the Board of the Corporation in its discretion (but subject to applicable law) may otherwise determine, such indemnification shall be afforded only if such person within 5 business days after his becoming aware of the institution of such action, suit or proceeding, shall have notified in writing by registered or certified mail, the Chief Executive Officer, President or Secretary of the Corporation of the institution of such action, suit or proceeding, and shall have furnished such Chief Executive Officer, President or Secretary with true copies of all papers served upon or otherwise received by such person relating to such action, suit or proceeding, and shall make available to officers or counsel of the Corporation all information necessary to keep the Corporation currently advised as to the status of such action, suit, or proceeding, and permit the Corporation, at its option and expense, at any time during the course of such action, suit or proceeding, through counsel of the Corporation’s choosing, to participate in or direct the defense thereof in good faith, and in case of any proposed settlement of any action, suit or proceeding the defense of which is not directed by the Corporation, to submit the proposed terms and conditions thereof to the Board of the Corporation for their approval, failing which no indemnification hereunder shall be afforded for any such settlement. Such indemnification as hereinabove provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise.
ARTICLE VI
FISCAL YEAR
The fiscal year of the Corporation shall end on the thirty-first day of December in each year, or on such other day as may be fixed from time to time by the Board.
ARTICLE VII
SEAL
The Board shall provide a suitable seal, having inscribed thereon the name of the Corporation; the year of its incorporation and such other appropriate legend as may from time to time be determined by the Board. If deemed advisable by the Board, a duplicate seal or duplicate seals may be provided and kept for the necessary purposes of the Corporation.
ARTICLE VIII
STOCK
Section 1.    Certificates. Certificates of stock shall be issued in such form as may be approved by the Board and shall be signed by the Chief Executive Officer, the President, the Chief Financial Officer or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, and sealed with the seal of the Corporation; provided, however, that where any such certificate is signed by a Transfer Agent and by a Registrar, the signature of any such Chief Executive Officer, President, Chief Financial Officer, Vice President, Treasurer, Assistant Treasurer,

Secretary or Assistant Secretary and the seal of the Corporation upon such certificates may be facsimiles engraved or printed thereon. The shares of the Corporation’s capital stock may be certificated or uncertificated in accordance with the laws of the State of Delaware.
Section 2.    Transfer Agents and Registrars. The Board shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, registration, and transfer of certificates of stock, and may appoint Transfer Agents and Registrars thereof.
Section 3.    Closing of Books. The Board shall have power to close the stock transfer books of the Corporation for a period not exceeding 60 days preceding the date of any meeting of stockholders or the date for payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of capital stock shall go into effect; provided, however, that in lieu of closing the stock transfer books as aforesaid, the Board may fix in advance a date, not exceeding 60 days preceding the date of any meeting of stockholders or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, and in such case only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.
Section 4.    Lost, Mutilated, or Destroyed Certificates. In case any certificate of stock is lost, mutilated or destroyed, the Board may authorize the issue of a new certificate in place thereof upon such terms and conditions, as it may deem advisable.
ARTICLE IX
SIGNATURES
Section 1.    Checks. All checks, drafts, notes or other obligations of the Corporation shall be signed by the Chief Executive Officer, the President, the Chief Financial Officer and/or a Vice President, and/or the Treasurer, Assistant Treasurer, Controller or by any person or persons thereunto authorized by the Board or the Executive Committee.
Section 2.    Endorsements. All endorsements, assignments, transfers, stock powers or other instruments of transfer of securities standing in the name of the Corporation shall be executed for and in the name of the Corporation by the Chief Executive Officer, the President or a Vice President, and the Secretary or an Assistant Secretary, or by any person or persons thereunto authorized by the Board or the Executive Committee.
Section 3.    Proxies. Except as otherwise authorized or directed from time to time by the Board or the Executive Committee, the Chief Executive Officer of the Corporation, or in his absence or disability, the President or an Executive or Senior Vice President of the Corporation,

may authorize from time to time the signature and issuance of proxies to vote upon, and/or of consents or waivers in respect of, shares of stock of other corporations standing in the name of the Corporation. All such proxies, consents or waivers shall be signed in the name of the Corporation by the Chief Executive Officer, the President or an Executive or Senior Vice President and the Secretary or an Assistant Secretary.
ARTICLE X

NOTICE OF MEETINGS
Whenever by law or by the Certificate of Incorporation or by these By-Laws notice is required to be given to any stockholder, such notice shall be delivered by first-class mail, postage prepaid, and the time when the same shall be mailed shall be deemed to be the time of the giving of such notice.
ARTICLE XI
AMENDMENTS
These By-Laws may be amended or repealed or new By-Laws may be adopted only by the affirmative vote of the holders of not less than 67% of the stock issued and outstanding and entitled to vote thereon at any regular or special meeting of the stockholders, if notice of the proposed alteration or amendment be contained in the notice of meeting, or by the affirmative vote of a majority of the Board.